                                  FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                              DOMINI ADVISOR TRUST
                            EXACT NAME OF REGISTRANT

                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 1bf-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company
Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York in the state of New York on the
30th day of January, 2007.

                         Signature: DOMINI ADVISOR TRUST

                                By: /s/ Carole M. Laible
                                   --------------------------------------
                                   Carole M. Laible
                                   Treasurer
                                   Domini Advisor Trust

          Attest:  /s/ Maurizio Tallini
                  --------------------------------------
                  Maurizio Tallini
                  Chief Compliance Officer
                  Domini Advisor Trust